SUB-ADVISORY AGREEMENT

Agreement made as of the 14th day of September, 2011 by and between Ranger International Management (TX), L.P. a Delaware limited partnership (“Adviser”), and Ranger International Management, L.P., a Delaware limited partnership (“Sub-Adviser”).

WHEREAS the Funds listed in Schedule A are series of an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS Adviser entered into an Investment Management Services Agreement (the “Advisory Agreement”) with the Fund pursuant to which Adviser provides investment advisory services to the Fund.

WHEREAS Adviser and the Fund each desires to retain Sub-Adviser to provide investment advisory services to the Fund as a value equity-style Adviser, and Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.

Sub-Adviser’s Duties.

(a)

Portfolio Management.  Subject to supervision by Adviser and the Fund’s Board of Directors (the “Board”), Sub-Adviser shall manage the investment operations and the composition of all the assets of the Fund, including the purchase, retention, and disposition thereof, in accordance with the Fund’s investment objectives, policies, and restrictions, and subject to the following understandings:

(i)

Investment Decisions.  Sub-Adviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of the Fund allocated to it by Adviser, and what portion of such assets will be invested or held uninvested as cash.  Sub-Adviser is prohibited from consulting with any other Sub-Adviser of the Fund concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) of the 1940 Act.  Sub-Adviser will not be responsible for voting proxies issued by companies held in the Fund.  Sub-Adviser will not be responsible for filing claims in class action settlements related to securities currently or previously held by that portion of the Fund allocated to it by Adviser.

(ii)

Investment Limits.  In the performance of its duties and obligations under this Agreement, Sub-Adviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (A) Fund’s Prospectus and Statement of Additional Information (“SAI”); (B) written instructions and directions of Adviser and of the Board; (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Fund, and all other applicable federal and state laws and regulations; and (D) the procedures and standards set forth in, or established in accordance with, the Advisory Agreement to the extent communicated to Sub-Adviser.

(iii)

Portfolio Transactions.

(A)

Trading.  With respect to the securities and other investments to be purchased or sold for the Fund, Sub-Adviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants selected by Sub-Adviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Fund’s Prospectus and SAI, or approved by the Board; conform with federal securities laws; and be consistent with seeking best execution.  Within the framework of this policy, Sub-Adviser may consider the research, investment information, and other services provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Sub-Adviser’s other clients may be a party.

(B)

Aggregation of Trades.  On occasions when Sub-Adviser deems the purchase or sale of an investment to be in the best interest of the Fund as well as other clients of Sub-Adviser, Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the investment to be sold or purchased in order to seek best execution.  In such event, allocation of the investment so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-Adviser in the manner Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(iv)

Records and Reports.  Sub-Adviser (A) shall maintain such books and records as are required based on the services provided by Sub-Adviser pursuant to this Agreement under the 1940 Act and as are necessary for Adviser to meet its record keeping obligations generally set forth under Section 31 and related rules thereunder, (B) shall render to the Board such periodic and special reports as the Board or Adviser may reasonably request in writing, and (C) shall meet with any persons at the request of Adviser or the Board for the purpose of reviewing Sub-Adviser’s performance under this Agreement at reasonable times and upon reasonable advance written notice.

(v)

Transaction Reports.  Sub-Adviser shall provide the Fund’s custodian on each business day with information relating to all transactions concerning the Fund’s assets and shall provide Adviser with such information upon Adviser’s request.

(b)

Compliance Program and Ongoing Certification(s).  As requested, Sub-Adviser shall timely provide to Adviser (i) information and commentary for the Fund’s annual and semi-annual reports, in a format approved by Adviser, and shall (A) certify that such information and commentary does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide additional certifications related to Sub-Adviser’s management of the Fund in order to support the Fund’s filings on Form N-CSR and Form N-Q, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 of the 1940 Act, thereon; (ii) a quarterly sub-certification with respect to compliance matters related to Sub-Adviser and the Sub-Adviser’s management of the Fund, in a format reasonably requested by Adviser, as it may be amended from time to time; and (iii) an annual certification from the Sub-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”), or his or her designee with respect to the design and operation of Sub-Adviser’s compliance program, in a format reasonably requested by Adviser.

(c)

Maintenance of Records.  Sub-Adviser shall timely furnish to Adviser all information relating to Sub-Adviser’s services hereunder which are needed by Adviser to maintain the books and records of the Fund required under the 1940 Act.  Sub-Adviser shall maintain for the Fund the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Sub-Adviser and Adviser.  Sub-Adviser agrees that all records which it maintains for the Fund are the property of the Fund and Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that Sub-Adviser may retain a copy of such records.  Sub-Adviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)

Fidelity Bond and Code of Ethics.  Sub-Adviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, Sub-Adviser is maintaining (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

(e)

Confidentiality.  Sub-Adviser agrees that it will treat all records and other information relating to the Fund and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person if such disclosure would be a violation of applicable law or the policies of the Trust.  In addition, the Sub-Adviser, and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of a Fund, as a result of disclosing the Fund’s portfolio holdings.  The Sub-Adviser agrees that, consistent with its Code of Ethics, neither it nor its officers, directors or employees may engage in personal securities transactions based on nonpublic information about a Fund's portfolio holdings.

2.

Adviser’s Duties.  Adviser shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Sub-Adviser’s performance of its duties under this Agreement.  Adviser will periodically provide to Sub-Adviser a list of the affiliates of Adviser or the Fund to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Fund may not invest, together with ticker symbols for all such companies (Sub-Adviser will assume that any company name not accompanied by a ticker symbol is not a publicly traded company), and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Fund.

3.

Documents Provided to Sub-Adviser.  Adviser has delivered or will deliver to Sub-Adviser current copies and supplements thereto of each of the Prospectus and SAI pertaining to the Fund, and will promptly deliver to it all future amendments and supplements, if any.

4.

Compensation of Sub-Adviser.  For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay to Sub-Adviser, effective from the date of this Agreement, a fee as set forth in the attached Schedule A which Schedule can be modified from time to time upon mutual agreement of the parties to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any.  If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such month bears to the full month in which such effectiveness or termination occurs.

5.

Liability of Sub-Adviser.  Sub-Adviser agrees to perform faithfully the services required to be rendered to the Fund under this Agreement, but nothing herein contained shall make Sub-Adviser or any of its officers, partners, or employees liable for any loss sustained by the Fund or its officers, directors, or shareholders, Adviser, or any other person on account of the services which Sub-Adviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Sub-Adviser against liability to the Fund or to any of its shareholders, to which Sub-Adviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.  Nothing in this Agreement shall protect Sub-Adviser from any liabilities, which it may have under the Securities Act of 1933, as amended, (the “1933 Act”) or the 1940 Act.  Sub-Adviser does not warrant that the portion of the assets of the Fund managed by Sub-Adviser will achieve any particular rate of return or that its performance will match any benchmark index or other standard or objective.

6.

Representations of Sub-Adviser.  Sub-Adviser represents and warrants as follows:

(a)

Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) as of October 5, 2004, has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide promptly notice of any material violations relating to the Fund to Adviser; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Adviser of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)

Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Adviser with a copy of the code of ethics.  Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Sub-Adviser shall certify to Adviser that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

(c)

Sub-Adviser has provided Adviser with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the Securities and Exchange Commission (“SEC”), and promptly will furnish a copy of all amendments to Adviser at least annually.

(d)

Sub-Adviser will promptly notify Adviser of any changes in the Controlling Shareholders/Managing Partners or in the key personnel who are either the portfolio manager(s) responsible for the Fund or the Sub-Adviser’s Chief Executive Officer or President, or if there is otherwise an actual or expected change in control or management of Sub-Adviser.

(e)

Sub-Adviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund or Adviser, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of Adviser.

7.

Representations of Adviser.  Adviser represents and warrants as follows:

(a)

Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)

Adviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Sub-Adviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Sub-Adviser.

8.

Liability and Indemnification.

(a)

The Sub-Advisor may rely on information reasonably believed by the Sub-Advisor to be accurate and reliable.  Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Sub-Adviser,  nor its directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Funds, the Adviser or their Affiliated Persons (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of their duties under this Agreement, or by reason of reckless disregard by any of such persons of their obligations and duties under this Agreement.

9.

Duration and Termination.

(a)

Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act.  Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(b)

Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days’ written notice to Sub-Adviser.  This Agreement may also be terminated, without the payment of any penalty, by Adviser (i) upon 60 days’ written notice to Sub-Adviser; (ii) upon material breach by Sub-Adviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Adviser, Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Sub-Adviser or other circumstances that could adversely affect the Fund.  Sub-Adviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to Adviser; or (2) upon material breach by Adviser of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach.  This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.

(c)

In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to the Sub-Adviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(a)(iv)(A), 1(d), 1(e), 5, 8(a), 8(b), 8(c), 15, 17, and 18, shall survive such termination of the Agreement.

10.

Sub-Adviser’s Services Are Not Exclusive.  Nothing in this Agreement shall limit or restrict the right of Sub-Adviser or any of its partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Sub-Adviser’s right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association.

11.

References to Sub-Adviser.  During the term of this Agreement, Adviser agrees to furnish to Sub-Adviser at its principal office all prospectuses, SAI, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, which refer to Sub-Adviser or its clients in any way, prior to use thereof and not to use such material if Sub-Adviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof.  Sales literature may be furnished to Sub-Adviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.

12.

Notices.  Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

Sub-Adviser:

Ranger International Management, LP

273 Market Square

Lake Forest, IL 60045

Tel: (847) 615-1085

Adviser:

Ranger International Management (TX), LP

300 Crescent Court, Suite 1100

Dallas, TX 75201

Tel: (214) 871-5200

Fax: (214) 871-5201

13.

Amendments.  This Agreement may be amended by mutual consent, subject to approval by the Board and the Fund’s shareholders to the extent required by the 1940 Act.

14.

Assignment.  No assignment of this Agreement (as defined in the 1940 Act) shall be made by Adviser without the prior written consent of the Fund and Sub-Adviser.  Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Adviser or Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

15.

Governing Law. This Agreement, and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9, shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act.  To the extent that the laws of the State of Delaware, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

16.

Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

17.

Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.

Interpretation.  Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

19.

Headings.  The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

20.

Authorization.  Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

RANGER INTERNATIONAL MANAGEMENT (TX), L.P.	RANGER INTERNATIONAL MANAGEMENT, L.P.

By:	/s/ K. Scott Canon	By:	/s/ William Andersen
	Signature		Signature
Name:	Scott Canon	Name:	William Andersen
	Printed		Printed
Title:	President and Authorized Signatory	Title:	Portfolio Manager and Authorized Signatory

583518.2

SUB-ADVISORY AGREEMENT

SCHEDULE A

Compensation pursuant to Paragraph 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:

Funds:

1.

Ranger Quest for Income and Growth Fund

2.

Ranger International Fund

Sub-Advisory Fees:

1.

With respect to each of the above noted Funds,  within fifteen (15) business days of the last business day of each month, the Advisor shall pay the Sub-Advisor a monthly sub-advisory fee in an amount equal to fifty percent (50%) of all its Adjusted Revenues

2.

For purposes of this Agreement, the term “Adjusted Revenues” shall mean the collected advisory fees (as may be reduced by an applicable Expense Limitation Agreement) of the Adviser, attributable to each Fund, less any marketing fees and expenses, including without limitation (i) third party placement fees and expenses attributable to such Fund, (ii) any salary, bonus, and/or any other compensation or expenses associated with any marketing personnel engaged by the Adviser, and (iii) any other mutually agreed upon fees and expenses.

583518.2